CCONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-50273 on Form S-8 of our report dated June 26, 2007, appearing in this Annual Report on Form 11-K of The Procter & Gamble Commercial Company Employees’ Savings Plan for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
June 26, 2007

Stamp No.
affixed to original.